                                                                    EXHIBIT 99.6

                              November ___, 1998


Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of First Federal Bank, A Federal Savings Bank ("Bank"), which will be held at the main office of the Bank, 220 Federal Drive, N.W., Corydon, Indiana, on _________, December ___, 1998, at __:__ _.m., Eastern Standard Time.

        The Notice of Annual Meeting of Stockholders and Proxy Statement appearing on the following pages describe the formal business to be transacted at the meeting. At the meeting, in addition to the routine matters of electing directors and ratifying the appointment of independent auditors, you will be asked to approve a Plan of Conversion and Agreement and Plan of Reorganization ("Plan of Conversion"). The Plan of Conversion provides for the conversion of First Capital, Inc., M.H.C. from a mutual holding company to a stock holding company, to be known as First Capital, Inc. ("Holding Company"), and the reorganization of the Bank as a wholly-owned subsidiary of the Holding Company.

        During the meeting, we will also report on the operations of the Bank. Directors and Officers of the Bank, as well as a representative of Monroe Shine & Co., Inc., the Bank's independent auditors, will be present to respond to appropriate questions from stockholders.

        Detailed information regarding the Bank's activities and operating performance during the fiscal year ended June 30, 1998, is contained in the Holding Company's Prospectus dated November ___, 1998, which is also enclosed. The Prospectus is provided in lieu of the Bank's traditional Annual Report to Stockholders.

        Your vote is important, regardless of the number of shares you own. THE BOARD OF DIRECTORS URGES YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING. This will not prevent you from voting in person at the Annual Meeting, but will assure that your vote is counted if you are unable to attend.

                               Sincerely,


                               James G. Pendleton
                               Chairman of the Board and Chief Executive Officer

                  FIRST FEDERAL BANK, A FEDERAL SAVINGS BANK
                            220 Federal Drive, N.W.
                            Corydon, Indiana 47112
                                (812) 738-2198

--------------------------------------------------------------------------------
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON DECEMBER____, 1998
--------------------------------------------------------------------------------

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders ("Annual Meeting") of First Federal Bank, A Federal Savings Bank ("Bank") will be held at the main office of the Bank, 220 Federal Drive, N.W., Corydon, Indiana, on _________, December ___, 1998, at __:__ _.m., Eastern Standard Time, for the following purposes:

        1. To consider and vote upon a proposal to approve a Plan of Conversion from Mutual Holding Company to Stock Holding Company and Agreement and Plan of Reorganization ("Plan of Conversion") adopted by First Capital, Inc., M.H.C. ("MHC") and the Bank, pursuant to which (i) the MHC will convert to a federally chartered interim stock savings bank and merge into the Bank, with the Bank being the surviving institution, (ii) the Bank and a newly formed federally chartered interim stock savings bank will merge, with the Bank being the surviving institution and becoming a wholly-owned subsidiary of a newly formed stock corporation named First Capital, Inc. ("Holding Company") and (iii) the Holding Company will sell shares of its common stock to the public and issue shares of its common stock in exchange for shares of the Bank's common stock, all on and subject to the terms and conditions contained therein;

        2.  The election of three directors of the Bank;

        3. The approval of the appointment of Monroe Shine & Co., Inc. as independent auditors for the Bank for the fiscal year ending June 30, 1999; and

        4. To consider and act upon such other matters as may properly come before the Annual Meeting or any adjournments thereof.

        NOTE: The Board of Directors is not aware of any other business to come before the Annual Meeting.

        Any action may be taken on any one of the foregoing proposals at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned. Pursuant to the Bank's Bylaws, the Board of Directors has fixed the close of business on October 31, 1998 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

        Please complete and sign the enclosed form of Proxy, which is solicited by the Board of Directors, and mail it promptly in the enclosed envelope. The Proxy will not be used if you attend the Annual Meeting and vote in person.

                                              BY ORDER OF THE BOARD OF DIRECTORS


                                              JOEL E. VOYLES
                                              Secretary

Corydon, Indiana
November ___, 1998

--------------------------------------------------------------------------------
IMPORTANT: The prompt return of proxies will save your Bank the expense of further requests for proxies in order to insure a quorum. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                PROXY STATEMENT
                                      OF
                   FIRST FEDERAL BANK, FEDERAL SAVINGS BANK
                            220 Federal Drive, N.W.
                            Corydon, Indiana 47112
                                (812) 738-2198

--------------------------------------------------------------------------------
                        ANNUAL MEETING OF STOCKHOLDERS
                              DECEMBER____, 1998
--------------------------------------------------------------------------------

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of First Federal Bank, A Federal Savings Bank ("Bank") to be used at the Annual Meeting of Stockholders (as may be adjourned or postponed, the "Annual Meeting") of the Bank. The Annual Meeting will be held at the Bank's main office, 220 Federal Drive, N.W., Corydon, Indiana, on _________, December ___, 1998, at __:__ _.m., Eastern Standard Time. The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are being first mailed to stockholders on or about November ____, 1998.

--------------------------------------------------------------------------------
                          VOTING AND PROXY PROCEDURE
--------------------------------------------------------------------------------

        Stockholders Entitled to Vote. Stockholders of record as of the close of business on October 31, 1998 ("Voting Record Date") are entitled to one vote for each share of common stock ("Common Stock") of the Bank then held. As of the close of business on the Voting Record Date, the Bank had ____________ shares of Common Stock issued and outstanding of which 300,000 were owned by First Capital, Inc., M.H.C. ("MHC"), the Bank's mutual holding company.

        Quorum. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions will be counted as shares present and entitled to vote at the Annual Meeting for purposes of determining the existence of a quorum. Broker non-votes (i.e., shares held by brokers or nominees as to which instructions have not been received and the broker or nominee does not have discretionary voting power) will be considered shares present and will be included in determining whether a quorum is present. Since the MHC owns more than 50% of the outstanding shares of Common Stock, the Bank is guaranteed to achieve a quorum.

        Voting. The Board of Directors solicits proxies so that each stockholder has the opportunity to vote on the proposals to be considered at the Annual Meeting. When a proxy card is returned properly signed and dated the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a stockholder of record attends the Annual Meeting, he or she may vote by ballot. Where no instructions are indicated, proxies will be voted in accordance with the recommendations of the Board of Directors. The Board recommends a vote FOR approval of all proposals submitted to stockholders at the Annual Meeting.

        The nominees for directors who receive a plurality of the votes cast by the holders of the outstanding Common Stock entitled to vote at the Annual Meeting will be elected. Votes may be cast for or withheld from each nominee. Votes that are withheld will have no effect on the outcome of the election because directors will be elected by a plurality of votes cast.

        With respect to the ratification of the appointment of independent auditors and the adoption of the Plan of Conversion, stockholders may vote for the proposal, against the proposal or may abstain from voting. The affirmative majority of the votes cast is required to ratify the appointment of independent auditors. Adoption of the Plan of Conversion will require the affirmative vote of (i) the holders of at least two-thirds of the outstanding shares of Common Stock, and (ii) the holders of at least a majority of the outstanding shares of Common Stock present in person or by proxy at the Special Meeting (other than those held by the MHC) and entitled to vote. SINCE THE MHC OWNS MORE THAN TWO-THIRDS OF THE OUTSTANDING SHARES OF COMMON STOCK, THE BANK IS GUARANTEED TO RECEIVE THE FIRST REQUIRED APPROVAL. Abstentions will have the same effect as a vote "against" approval of the Plan of Conversion. Broker non-votes will have the same effect as a vote "against" adoption of the Plan of Conversion with respect to the approval of the conversion by the holders of at least two-thirds of the outstanding shares of Common Stock and will have no effect on the voting with respect to the adoption of the Plan of Conversion by a majority of the shares (other than those held by the MHC) present and entitled to vote.

        Revocation of a Proxy. Stockholders who execute proxies retain the right to revoke them at any time before they are voted. Proxies may be revoked by written notice delivered in person or mailed to the Secretary of the Bank or by filing a later proxy prior to a vote being taken on a particular proposal at the Annual Meeting. Attendance at the Annual Meeting will not automatically revoke a proxy, but a stockholder of record in attendance may request a ballot and vote in person, thereby revoking a prior granted proxy.

        Persons and groups beneficially owning in excess of 5% of the Common Stock are required to file certain reports with the Office of Thrift Supervision ("OTS"), and furnish a copy to the Bank, disclosing such ownership pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act"). Based on such reports, the following table sets forth as of the close of business on the Voting Record Date, certain information as to those persons who were beneficial owners of more than 5% of the Bank's outstanding shares of Common Stock and as to the shares of Common Stock beneficially owned by each director and by all directors and officers of the Bank as a group. Management knows of no persons other than those set forth below who owned more than 5% of the Bank's outstanding shares of Common Stock as of the close of business on the Voting Record Date.

                                             Amount and     Percent of
                                             Nature of      Shares of
Name and Address                             Beneficial     Common Stock
of Beneficial Owner                          Ownership(1)   Outstanding
-------------------                          ------------   -------------

First Capital, Inc., M.H.C.                     300,000            59.52%
220 Federal Drive, N.W.
Corydon, Indiana 47112

Directors and Named Executive Officer(2):

James G. Pendleton                                7,300              1.4
Mark D. Shireman                                  7,300              1.4
Dennis L. Huber                                     600               *
Samuel E. Uhl                                     7,440(3)           1.5
Kenneth R. Saulman                                1,660               *
John W. Buschemeyer                               7,300              1.4
Gerald L. Uhl                                     7,400(4)           1.5

All executive officers
and directors as a
group (11 persons)                               40,430(5)          19.8

------------------
(*)  Less than 1%.
(1) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of the Common Stock if he or she has shared voting and/or investment power with respect to such security. The table includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the table may possess voting and investment power. Also includes shares that may be acquire through the exercise of stock options that are exercisable within 60 days after the Voting Record Date.
(2) Under OTS regulations the term "named executive officer(s)" is defined to include the chief executive officer, regardless of compensation level, and the four most highly compensated executive officers, other than the chief executive officer, whose total annual salary and bonus for the last completed fiscal year exceeded $100,000. James G. Pendleton, the Bank's Chairman of the Board and Chief Executive Officer, was the only "named executive officer" during the fiscal year ended June 30, 1998.
(3) Includes 2,000 shares subject to outstanding stock options exercisable within 60 days from the Voting Record Date.
(4) Includes 60 shares subject to outstanding stock options exercisable by spouse within 60 days from the Voting Record Date.
(5) Includes 3,320 shares subject to outstanding stock options exercisable within 60 days from the Voting Record Date.

--------------------------------------------------------------------------------
                          INCORPORATION BY REFERENCE
--------------------------------------------------------------------------------

        Each person receiving this Proxy Statement is also receiving the Prospectus of First Capital, Inc. dated November ___, 1998. Although such Prospectus is incorporated herein by reference, this Proxy Statement does not constitute an offer to sell or a solicitation of an offer to buy the common stock of the Holding Company. Such offer and solicitation is made only by the Prospectus in such jurisdictions where it is lawful to do so.

        The Bank urges each recipient of this Proxy Statement to read carefully the sections of the Prospectus that describe the following:

        (i) the conversion (see "THE CONVERSION" in the Prospectus);

        (ii) the business of the Holding Company and the Bank (see "BUSINESS OF THE HOLDING COMPANY" and "BUSINESS OF THE BANK" in the Prospectus);

        (iii) the reasons for the conversion and management's belief that the conversion is in the best interests of the Bank and its stockholders (see "THE CONVERSION -- Purposes of Conversion" in the Prospectus);

        (iv) employment agreements, severance agreements, and stock benefit plans that the Bank and/or the Holding Company intend to implement in connection with the conversion (see "MANAGEMENT OF THE BANK" in the Prospectus);

        (v) the common stock of the Holding Company (see "DESCRIPTION OF CAPITAL STOCK OF THE HOLDING COMPANY" in the Prospectus);

        (vi) the historical capitalization of the Bank and the pro forma capitalization of the Holding Company (see "CAPITALIZATION" in the Prospectus);

        (vii) the historical and pro forma capital compliance of the Bank (see "HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE" in the Prospectus);

        (viii) pro forma financial information with respect to the conversion (see "PRO FORMA DATA" in the Prospectus);

        (ix) the Holding Company and the Bank's respective intended use of proceeds of the offering (see "USE OF PROCEEDS" in the Prospectus);

        (x) the Holding Company's proposed dividend policy (see "DIVIDEND POLICY" in the Prospectus);

        (xi) restrictions on the acquisition of the Holding Company, including anti-takeover provisions in the Holding Company's Certificate of Incorporation and Bylaws (see "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY" in the Prospectus);

        (xii) a comparison of the rights of the holders of Common Stock and rights of the holders of the Holding Company's common stock (see "COMPARISON OF STOCKHOLDERS' RIGHTS" in the Prospectus); and

        (xiii) the financial statements of the Bank appearing in the Prospectus.

--------------------------------------------------------------------------------
                 PROPOSAL I -- APPROVAL OF PLAN OF CONVERSION
--------------------------------------------------------------------------------

        On June 18, 1998, the Boards of Directors of the MHC and the Bank unanimously adopted the Plan of Conversion, pursuant to which the Bank will convert from the mutual holding company form of organization to the stock holding company form of organization. THE FOLLOWING DISCUSSION OF THE PLAN OF CONVERSION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN OF CONVERSION, WHICH IS ATTACHED AS EXHIBIT A TO THIS PROXY STATEMENT. The OTS has approved the Plan of Conversion, subject to its approval by the members of the MHC and the stockholders of the Bank and to the satisfaction of certain other conditions.

        Pursuant to the Plan of Conversion, (i) the MHC will convert from a federally-chartered mutual holding company to a federally-chartered interim stock savings bank (Interim A) and simultaneously merge with and into the Bank and (ii) an interim federal stock savings bank (Interim B) will be formed as a wholly-owned subsidiary of the Holding Company and Interim B will merge with and into the Bank. As a result of the merger of Interim A with and into the Bank, the MHC will cease to exist and the shares of Bank common stock held by the MHC will be canceled. As a result of the merger of Interim B with and into the Bank, the Bank will become a wholly owned subsidiary of the Holding Company and the common stock of the Bank will be converted into common stock of the Holding Company pursuant to the Exchange Ratio, which will result in the holders of such shares owning in the aggregate approximately the same percentage of the Holding Company common stock to be outstanding upon the completion of the conversion as the percentage of the Bank common stock owned by them in the aggregate immediately prior to consummation of the conversion, but before giving effect to
(a) the payment of cash in lieu of issuing fractional shares and (b) any shares of common stock purchased by the Bank's stockholders in this offering.

        As part of the conversion, the Holding Company is offering shares of its common stock in a subscription offering to holders of subscription rights in the following order of priority: (i) Eligible Account Holders (depositors of the Bank with $50.00 or more on deposit as of the close of business on March 31,
1997); (ii) Supplemental Eligible Account Holders (depositors of the Bank with $50.00 or more on deposit as of the close of business on September 30, 1998); and (iii) Other Members (depositors of the Bank as of the close of business on October 31, 1998 and borrowers of the Bank with loans outstanding as of the close of business on February 1, 1993, which continue to be outstanding as of the close of business on October 31, 1998) ("Subscription Offering").

        Concurrently with the Subscription Offering, any shares of common stock not subscribed for in the Subscription Offering may be offered for sale in the Direct Community Offering to members of the general public, with priority being given first to stockholders of the Bank as of the close of business on the Voting Record Date (who are not Eligible Account Holders, Supplemental Eligible Account Holders or Other Members) and then to natural persons and trusts of natural persons residing in the Local Community. Shares of common stock not sold in the Subscription Offering and the Direct Community Offering may be offered in the Syndicated Community Offering. Regulations require that the Direct Community Offering and the Syndicated Community Offering be completed within 45 days after completion of the fully extended Subscription Offering unless extended by the Bank or the Holding Company with the approval of the regulatory authorities. If the Syndicated Community Offering is determined not to be feasible because of market conditions or otherwise, the Board of Directors of the Bank will consult with the regulatory authorities to determine an appropriate alternative method for selling the unsubscribed shares of common stock. The Plan of

Conversion provides that the conversion must be completed within 24 months after the date of the approval of the Plan of Conversion by the members of the MHC.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF PLAN OF CONVERSION.

        STOCKHOLDERS OF THE BANK SHOULD NOT SEND THEIR STOCK CERTIFICATES TO THE BANK FOR EXCHANGE AT THIS TIME.

--------------------------------------------------------------------------------
                       RIGHTS OF DISSENTING STOCKHOLDERS
--------------------------------------------------------------------------------

        Under regulations of the OTS, any public stockholder of the Bank who does not wish to accept shares of common stock of the Holding Company in the conversion has the right to dissent from the conversion and to demand appraisal of, and payment for, his or her shares of common stock of the Bank, provided that he or she complies with all provisions of 12 C.F.R. Section 552.14 ("Section 552.14"). If holders of common stock of the Bank have exercised dissenters' rights in connection with the Plan of Conversion under Section 552.14, the holders of any dissenting shares will not participate in the conversion, but will receive such consideration as may be determined to be due with respect to such dissenting shares pursuant to Section 552.14 as described below. Section 552.14 contains detailed information as to a dissenting stockholder's right to payment and the procedural steps to be followed by a dissenting stockholder. THE FOLLOWING DESCRIPTION IS ONLY A SUMMARY OF THESE PROVISIONS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 552.14, A COPY OF WHICH IS ATTACHED TO THIS PROXY STATEMENT AS EXHIBIT B AND IS INCORPORATED HEREIN BY REFERENCE. A DISSENTING STOCKHOLDER NEED NOT VOTE AGAINST THE PLAN OF CONVERSION IN ORDER TO PRESERVE HIS DISSENTER'S RIGHTS AFTER FILING HIS NOTICE OF DISSENT, BUT WILL LOSE HIS DISSENTER'S RIGHTS IF HE OR SHE VOTES FOR OR CONSENTS IN WRITING TO THE PLAN OF CONVERSION.

        If the Plan of Conversion is approved by the required vote of stockholders of the Bank and is not abandoned or terminated, each holder of shares of common stock of the Bank who votes against the Plan of Conversion or who fails to vote and who follows the procedures set forth in Section 552.14 will be entitled to demand appraisal of and payment for his or her shares. A stockholder's vote in favor of the Plan of Conversion constitutes a waiver of such stockholder's dissenters' rights.

        A stockholder electing to exercise his or her rights to dissent from the conversion is required to file with the Bank, prior to the vote on the Plan of Conversion at the Special Meeting, a written statement identifying himself or herself and stating his or her intention to demand appraisal of and payment for his or her shares if the conversion is completed. A stockholder may not dissent to less than all of the shares beneficially owned by him or her.

        If the conversion is completed, within ten days after the effective date of the conversion ("effective date"), the Holding Company must (i) give notice of the effective date by mail to any dissenting stockholders who have given the Bank the required notice and have not voted in favor of the conversion (ii) make a written offer to each stockholder to pay for dissenting shares at a specified price deemed by the Bank to be the fair value thereof; and (iii) inform such stockholders that, within 60 days of the effective date, they must satisfy certain conditions in order to perfect their demand for payment.

        If, within 60 days of the effective date, the fair value is agreed upon between the Bank and the dissenting stockholder, payment for those shares must be made within 90 days of the effective date. If, within 60 days of the effective date, the Bank and the dissenting stockholder do not agree on the fair value of the shares, then such stockholder may file a petition with the OTS (with a copy to the Bank) demanding a determination of the fair market value of the stock of such stockholder. A stockholder entitled to file such a petition and who fails to file such a petition is deemed to have accepted the terms of the conversion.

        Within 60 days of the effective date, each stockholder demanding appraisal and payment must submit to the stock transfer agent his or her certificates of stock for notation thereon that an appraisal and payment for his or her shares have been demanded and that appraisal proceedings are pending. Any stockholder who fails to submit his or her stock certificates for such notation shall no longer be entitled to appraisal rights and shall be deemed to have accepted the terms of the conversion. At any time within 60 days after the effective date, any stockholder has the right to withdraw his or her demand for appraisal and to accept the terms of the conversion.

        Pursuant to Section 552.14, the OTS may either appoint one or more independent persons or direct an appropriate office of the OTS to appraise the shares to determine their fair market value, as of the effective date, exclusive of any element of value arising from the accomplishment or expectation of the conversion. The OTS shall review and provide an opinion on appraisals prepared by independent persons as to the suitability of the appraisal methodology and the adequacy of the analysis and supportive data. If it concurs in the valuation of the shares, the OTS shall direct payment by the Bank of the appraised fair market value of the shares upon surrender of the stock certificates. Payment is to be made, with interest from the effective date, at a rate deemed equitable by the OTS.

        Costs and expenses of any proceeding under these provisions may be apportioned and assessed by the OTS as it may deem equitable against all or some of the parties. In making its determination, the OTS is to consider whether any party acted arbitrarily, vexatiously, or not in good faith.

        Any stockholder who has demanded appraisal rights will thereafter neither be entitled to vote such shares for any purpose nor be entitled to the payment of dividends or other distributions on the stock except for dividends or other distributions payable to, or a vote to be taken by stockholders of record at a date which is on or prior to the effective date. However, if any stockholder becomes unentitled to appraisal and payment of appraised value with respect to such stock and accepts or is deemed to have accepted the terms offered upon the Reorganization, such stockholder shall thereupon be entitled to vote and receive the distributions.

        BECAUSE OF THE DETAILED PROVISIONS AND REQUIREMENTS OF SECTION 552.14, EACH DISSENTING STOCKHOLDER SHOULD CONSULT WITH HIS OR HER OWN LEGAL COUNSEL CONCERNING THE PROCEDURES AND REMEDIES AVAILABLE TO HIM OR HER. FAILURE TO FOLLOW THE DETAILED PROCEDURES SET FORTH IN SECTION 552.14 MAY RESULT IN A STOCKHOLDER LOSING HIS OR HER RIGHT TO CLAIM FAIR VALUE AS DESCRIBED HEREIN. IF ANY HOLDER OF SHARES OF COMMON STOCK OF THE BANK WHO DEMANDS APPRAISAL OF AND PAYMENT FOR HIS OR HER SHARES UNDER SECTION 552.14 FAILS TO PERFECT, OR EFFECTIVELY WITHDRAWS OR LOSES, HIS OR HER RIGHT TO SUCH PAYMENT, SUCH HOLDER WILL PARTICIPATE IN THE CONVERSION PURSUANT TO THE PLAN OF CONVERSION.

        DISSENTING STOCKHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES TO THE BANK AT THIS TIME.

--------------------------------------------------------------------------------
                     PROPOSAL II -- ELECTION OF DIRECTORS
--------------------------------------------------------------------------------

        The Bank's Board of Directors consists of seven members, divided into three classes as nearly equal in number as possible. The term of office of only one class expires each year, and their successors will be elected for terms of three years and until their successors are elected and qualified.

        The Bank Board of Directors, acting as the Nominating Committee, has nominated Kenneth R. Saulman, John W. Buschemeyer and Gerald L. Uhl each for their respective term set forth in the following table or until their respective successors shall have been elected and qualified. Unless otherwise specified in the proxy, it is intended that the persons named in the proxies solicited by the Board of Directors will vote for the election of the nominees.

        The Bank's Bylaws permit stockholders to cumulate their votes for the election of directors. In accordance with the Bylaws, every stockholder who is entitled to vote at an election of directors shall have the right to vote, in person or by proxy, the number of shares owned by the shareholder for as many persons as there are directors to be elected and for whose election the shareholder has a right to vote. However, your shares have cumulative voting rights (i.e., a stockholder may cast votes for any one nominee equal to the product of your eligible shares multiplied by the number of nominees named herein or distribute such cumulative votes among any number of the nominees). Should a stockholder decide to exercise his or her cumulative voting rights, mark the enclosed revocable proxy accordingly by writing the number of votes to cast for each nominee beside the nominee's name. Unless a proxy is so marked, the Bank does not reserve the authority to cumulate votes cast as a result of the proxies it receives.

        If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors may recommend, or the Board of Directors may amend the Bylaws and reduce the size of the Board. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ALL OF THE NOMINEES NAMED BELOW.

        The following table sets forth certain information as to each nominee and director continuing in office. Gerald L. Uhl and Samuel E. Uhl are brothers.

                                                                                     Year First  Year
                                    Principal Occupation                             Elected or  Term
Name                        Age(1)  During Last Five Years                           Appointed   Expires
----                        ------  ----------------------                           ----------  -------

                                                          BOARD NOMINEES

Kenneth R. Saulman(2)         57    Right-of-way supervisor for Clark                   1997     1999(3)
                                    County REMC, an electrical service
                                    company in Sellersburg, Indiana, since
                                    March 1995; Area supervisor for
                                    Asplundhi Tree Trimming in Ramsey,
                                    Indiana, from July 1991 to March 1995.

John W. Buschemeyer           58    Vice Chairman of the Board of the                   1973     2001(3)
                                    Bank; President and sole owner of
                                    Hurst Lumber Co., Corydon, Indiana.

Gerald L. Uhl                 57    Business Manager for Jacobi Sales,                  1973     2001(3)
                                    Inc., Palmyra, Indiana, a farm machinery and
                                    lawn and garden equipment retailer
                                    and servicer.

                         DIRECTORS CONTINUING IN OFFICE AFTER ANNUAL MEETING

Samuel E. Uhl                 52    President of the Savings Bank                       1995     1999
                                    since October 1996; Senior Vice
                                    President of the Savings Bank
                                    from 1994 to 1996; former Vice
                                    President with First Nationwide Bank,
                                    St. Louis, Missouri.

James G. Pendleton            64    Chairman of the Board (since                        1963     2000
                                    November 1996) and Chief
                                    Executive Officer of the Savings
                                    Bank; President of the Savings Bank
                                    from 1961 to October 1996.

Mark D. Shireman              46    President and minority stockholder                  1989     2000
                                    of James L. Shireman Co. Inc., a
                                    general and commercial contractor
                                    in Corydon, Indiana.

Dennis L. Huber(2)            52    President and minority stockholder                  1997     2000
                                    of O'Bannon Publishing Co., Inc.,
                                    Corydon, Indiana, a newspaper publisher.

-----------
(1)  As of June 30, 1997.
(2) Mr. Saulman was appointed to the Board of Directors in October 1997 to replace Darrell Rothrock who retired.
(3)  Assuming election or re-election at the Meeting.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

        The Board of Directors conducts its business through meetings and committees of the Board. The Board of Directors held 12 meetings during the fiscal year ended June 30, 1998. No director attended fewer than 75% of the total meetings of the Board of Directors and committee meetings on which he served during the fiscal year ended June 30, 1998.

        The Executive Committee, which consists of Directors Buschemeyer, Saulman, Shireman and Pendleton, meets as necessary between meetings of the full Board of Directors. All actions of the Executive Committee must be ratified by the full Board of Directors. The Executive Committee reviews directors' and officers' compensation and makes recommendations to the full Board of Directors in this regard. The Executive Committee met two times during the fiscal year ended June 30, 1998.

        The Audit Committee, consisting of Directors Pendleton, G. Uhl and Shireman, is responsible for developing and monitoring the Bank's audit program. The Audit Committee selects the outside auditor and meets with them to discuss the results of the annual audit and any related matters. The Audit Committee also receives and reviews all the reports and findings and other information presented to them by officers regarding financial reporting policies and practices. The Audit Committee meets as necessary and met once during the fiscal year ended June 30, 1998.

        The Compensation Committee, consisting of Directors S. Uhl, Buschemeyer and Shireman, is responsible for establishing and recommending employee and executive compensation policy to the full Board of Directors. The Compensation Committee met once during the fiscal year ended June 30, 1998.

        The full Board of Directors serves as a nominating committee. The Board of Directors met once in its capacity as the nominating committee during the 1998 fiscal year.

DIRECTORS' COMPENSATION

        FEES. Members of the Bank's Board of Directors receive $400 per month. Members of committees of the Board of Directors also receive $50 per committee meeting attended. The Bank paid total Board and committee fees of approximately $33,000 for the fiscal year ended June 30, 1998.

        DIRECTORS' DEFERRED COMPENSATION PLAN. Directors may elect to defer their monthly directors' fees until retirement with no income tax payable by the director until retirement benefits are received. Upon the director's termination of service on or after attaining age 70, the retired director receives between $217 and $676 per month for 180 months. Benefits are also payable upon disability, early retirement, other termination of service or death. All directors participate in the plan other than Directors S. Uhl, Huber and Saulman, who have elected not to participate.

EXECUTIVE COMPENSATION

        SUMMARY COMPENSATION TABLE. The following information is furnished for the Chief Executive Officer of the Bank and for each executive officer of the Bank who received salary and bonus in excess of $100,000 during the year ended June 30, 1998.

                                                                                 Long-Term Compensation
                                                                                --------------------------
                                             Annual Compensation                         Awards
                                    -------------------------------------       --------------------------
                                                                                Restricted      Securities
Name and               Fiscal                                Other Annual         Stock         Underlying      All Other
Position                Year         Salary       Bonus      Compensation         Award         Options(#)   Compensation(1)
--------               ------       -------       -----      ------------       ----------      ----------   ---------------
James G. Pendleton       1998       $82,409         615         2,262              --               --            8,810
  Chairman of the        1997        77,484         650         2,792              --               --            7,159
  Board and Chief        1996        72,480         600           539              --               --            7,557
  Executive Officer

-----------
(1)  Includes directors' fees from the Bank.

        EXECUTIVE RETIREMENT INCOME AGREEMENTS. The Bank has entered into an agreement with James G. Pendleton to provide him with additional retirement income. The agreement provides for an annual benefit of $24,500 upon Mr. Pendleton=s retirement at or after attaining age 65, payable for 15 years following retirement. Benefits are also payable upon disability, early retirement, other termination of service or death. The Bank has purchased a life insurance policy with Mr. Pendleton as insured to assist in funding the Bank=s obligation under the agreement. During the fiscal year ended June 30, 1998, the Bank accrued compensation expense of $19,700 with respect to its obligation under the agreement.

TRANSACTIONS WITH THE BANK

        Director Gerald L. Uhl is a shareholder and the Business Manager of Jacobi Sales, Inc. ("JSI"), a farm implement dealership that has contracted with the Bank to provide sales financing to customers of JSI. The Bank does not grant preferential credit under this arrangement. All sales contracts are presented to the Bank on a 50% recourse basis, with JSI responsible for the sale and disposition of any repossessed equipment. During the fiscal year ended June 30, 1998, the Bank granted approximately $612,000 of credit to JSI customers.

        Federal regulations require that all loans or extensions of credit by the Bank to executive officers and directors must generally be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons (unless the loan or extension of credit is made under a benefit program generally available to all other employees and does not give preference to any insider over any other employee) and must not involve more than the normal risk of repayment or present other unfavorable features. The Bank's policy is not to make any new loans or extensions of credit to the Bank's executive officers and directors at different rates or terms than those offered to the general public. In addition, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, are in excess of the greater of $25,000, or 5% of the Bank's capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors. The aggregate amount of loans by the Bank to its executive officers and directors and their associates was approximately $960,000 at June 30, 1998.

--------------------------------------------------------------------------------
        PROPOSAL III -- APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS
--------------------------------------------------------------------------------

        Monroe Shine & Co., Inc. was the Bank's independent auditors for the fiscal year ended June 30, 1998. The Board of Directors has appointed Monroe Shine & Co., Inc. as independent auditors for the fiscal year ending June 30, 1999, subject to approval by the Bank's stockholders. A representative of Monroe Shine & Co., Inc. is expected to be present at the Annual Meeting to respond to stockholders' questions and will have the opportunity to make a statement if he so desires.

--------------------------------------------------------------------------------
               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
--------------------------------------------------------------------------------

        Section 16(a) of the Exchange Act requires the executive officers and directors of the Bank and persons who beneficially own more than 10% of any registered class of the Bank's capital stock to file reports of ownership and changes in ownership with the OTS. Based solely on a review of the reports and written representations provided to the Bank by the above referenced persons, the Bank believes that during fiscal 1998 all filing requirements applicable to its reporting officers, directors and greater than 10% beneficial owners were complied with properly and in a timely manner.

--------------------------------------------------------------------------------
                                 OTHER MATTERS
--------------------------------------------------------------------------------

        The Board of Directors of the Bank is not aware of any business to come before the Annual Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is intended that executed proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

        The cost of solicitation of proxies will be borne by the Bank. In addition to solicitations by mail, directors, officers and regular employees of the Bank may solicit proxies personally or by telecopier or telephone without additional compensation. In addition, the Bank has retained Charles Webb & Company for the solicitation of proxies, account consolidation, proxy tabulation and inspection. The fees for such services is included in the fees to be received by Charles Webb & Company in connection with the conversion. See "THE CONVERSION -- Plan of Distribution and Selling Commissions" in the Prospectus for further information.

--------------------------------------------------------------------------------
                             STOCKHOLDER PROPOSALS
--------------------------------------------------------------------------------

        Upon consummation of the conversion, the public stockholders of the Bank will become stockholders of the Holding Company. It is anticipated that the first annual meeting of stockholders of the Holding Company will be held in October 1999. In order to be eligible for inclusion in the Holding Company's proxy materials for its first annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at the Holding Company's main office at 220 Federal Drive, N.W., Corydon, Indiana, no later than _________, 1999. Any such proposals shall be subject to the requirements of the proxy solicitation rules adopted under the Exchange Act.

                                              BY ORDER OF THE BOARD OF DIRECTORS



                                              JOEL E. VOYLES
                                              Secretary


Corydon, Indiana
November ___, 1998

                                                                      APPENDIX B

          TITLE 12 OF THE CODE OF FEDERAL REGULATIONS, SECTION 552.14


(S)552.14  DISSENTER AND APPRAISAL RIGHTS.

        (a) RIGHT TO DEMAND PAYMENT OF FAIR OR APPRAISED VALUE. Except as provided in paragraph (b) of this section, any stockholder of a Federal stock association combining in accordance with (S)552.13 of this part shall have the right to demand payment of the fair or appraised value of his stock: Provided, that such stockholder has not voted in favor of the combination and complies with the provisions of paragraph (c) of this section.

        (b) EXCEPTIONS. No Stockholder required to accept only qualified consideration for his or her stock shall have the right under this section to demand payment of the stock's fair or appraised value, if such stock was listed on a national securities exchange or quoted on the National Association of Securities Dealers' Automated Quotation System ("NASDAQ") on the date of the meeting at which the combination was acted upon or stockholder action is not required for a combination made pursuant to
     (S)552.13(h)(2) of this part. "Qualified consideration" means cash, shares of stock of any association or corporation which at the effective date of the combination will be listed on a national securities exchange or quoted on NASDAQ or any combination of such shares of stock and cash.

        (c)  PROCEDURE.

             (1) NOTICE. Each constituent Federal stock association shall notify all stockholders entitled to rights under this section, not less than twenty days prior to the meeting at which the combination agreement is to be submitted for stockholder approval, of the right to demand payment of appraised value of shares, and shall include in such notice a copy of this section. Such written notice shall be mailed to stockholders of record and may be part of the management's proxy solicitation for such meeting.

             (2) DEMAND FOR APPRAISAL AND PAYMENT. Each stockholder electing to make a demand under this section shall deliver to the Federal stock association, before voting on the combination, a writing identifying himself or herself and stating his or her intention thereby to demand appraisal of and payment for his or her shares. Such demand must be in addition to and separate from any proxy or vote against the combination by the stockholder.

             (3) NOTIFICATION OF EFFECTIVE DATE AND WRITTEN OFFER. Within ten days after the effective date of the combination, the resulting association shall:

                (i) Give written notice by mail to stockholders of constituent Federal Stock associations who have complied with the provisions of paragraph (c)(2) of this section and have not voted in favor of the combination, of the effective date of the combination;

               (ii) Make a written offer to each stockholder to pay for dissenting shares at a specified price deemed by the resulting association to be the fair value thereof; and

              (iii) Inform them that, within sixty days of such date, the respective requirements of paragraphs (c)(5) and (6) of this section (set out in the notice) must be satisfied.

The notice and offer shall be accompanied by a balance sheet and statement of income of the association the shares of which the dissenting stockholder holds, for a fiscal year ending not more than sixteen months before the date of notice and offer, together with the latest available interim financial statements.

             (4) ACCEPTANCE OF OFFER. If within sixty days of the effective date of the combination the fair value is agreed upon between the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section, payment therefor shall be made within ninety days of the effective date of the combination.

             (5) PETITION TO BE FILED IF OFFER NOT ACCEPTED. If within sixty days of the effective date of the combination the resulting association and any stockholder who has complied with the provisions of paragraph
        (c)(2) of this section do not agree as to the fair value, then any such stockholder may file a petition with the Office, with a copy by registered or certified mail to the resulting association, demanding a determination of the fair market value of the stock of all such stockholders. A stockholder entitled to file a petition under this section who fails to file such petition within sixty days of the effective date of the combination shall be deemed to have accepted the terms offered under the combination.

             (6) STOCK CERTIFICATES TO BE NOTED. Within sixty days of the effective date of the combination, each stockholder demanding appraisal and payment under this section shall submit to the transfer agent his certificates of stock for notation thereon that an appraisal and payment have been demanded with respect to such stock and that appraisal proceedings are pending. Any stockholder who fails to submit his stock certificates for such notation shall no longer be entitled to appraisal rights under this section and shall be deemed to have accepted the terms offered under the combination.

             (7) WITHDRAWAL OF DEMAND. Notwithstanding the foregoing, at any time within sixty days after the effective date of the combination, any stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered upon the combination.

             (8) VALUATION AND PAYMENT. The Director shall, as he or she may elect, either appoint one or more independent persons or direct appropriate Staff of the Office to appraise the shares to determine their fair market value, as of the effective date of the combination, exclusive of any element of value arising from the accomplishment or expectation of the combination. Appropriate Staff of the Office shall review and provide an opinion on appraisals prepared by independent persons as to the suitability of the appraisal methodology and the adequacy of the analysis and supportive data. The Director after consideration of the appraisal report and the advice of the appropriate staff shall, if he or she concurs in the valuation of the shares, direct payment by the resulting association of the appraised fair market value of the shares, upon surrender of the certificates representing such stock. Payment shall be made, together with interest from the effective date of the combination, at a rate deemed equitable by the Director.

             (9) COSTS AND EXPENSES. The costs and expenses of any proceeding under this section may be apportioned and assessed by the Director as he or she may deem equitable against all or some of the parties. In making this determination the Director shall consider whether any party has acted arbitrarily, vexatiously, or not in good faith in respect to the rights provided by this section.

            (10) VOTING AND DISTRIBUTION. Any stockholder who has demanded appraisal rights as provided in paragraph (c)(2) of this section shall thereafter neither be entitled to vote such stock for any purpose nor be entitled to the payment of dividends or other distributions on the stock (except dividends or other distribution payable to, or a vote to be taken by stockholders of record at a date which is on or prior to, the effective date of the combination): Provided, that if any stockholder becomes unentitled to appraisal and payment of appraised value with respect to such stock and accepts or is deemed to have accepted the terms offered upon the combination, such stockholder shall thereupon be entitled to vote and receive the distributions described above.

            (11) STATUS. Shares of the resulting association into which shares of the stockholders demanding appraisal rights would have been converted or exchanged, had they assented to the combination, shall have the status of authorized and unissued shares of the resulting association.

                                   *   *   *